Exhibit (b)(1)

LONG-TERM DEBT FINANCING AGREEMENT

Agreement No: DFA.2021.ZA0001.2109-AA11

Client Information Sheet
Customer	VISTON UNITED SWISS AG
Tax No	CHE114537330
Adresses	Haggenstreet 9, 9014 St.Gallen Switzerland
e.mail	info@viston-swiss.ch
Tel	+49 160 2900919
Bank Name	Alpha Rheintal Bank AG
SWIFT	ARBHCH22XXX
Account Holder	VISTON UNITED SWISS AG
Account Name	VISTON UNITED SWISS AG
IBAN	CH9506920073980710008
Bank Officer Name	Patrik Keller
-mail	info@alpharheintalbank.ch
Tel	+41 71 747 95 95

Note: I hereby certify that above information is correct and true;

Date/Stamp/Signature

10/22/2021

/s/ “Zbigniew Roch”

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LONG-TERM DEBT FINANCING AGREEMENT

Contract number	: DFA.2021.ZA0001.2109-AA11
Date	: 22/10/2021

PARTIES AND DEFINITIONS

i. Lender	: UNIEXPRESS INVESTMENT HOLDING PLC, Third Floor, 207 Regent Street, London, United Kingdom, W1B 3HH shall give the “Debt” and hereinafter shall be referred to as “Lender”.

ii. Borrower	: VISTON- UNITED SWISS AG, Haggenstreet 9, 9014 St. Gallen Switzerland shall borrow the “Debt” and hereinafter shall be referred to as “Borrower”.

iii. Guarantor	: Mr. Roch Zbigniew, Schloss 0-74229 Oedhiem, Germany, does guarantee in favor of the “Lender” the “Borrower’s” use of the “Debt” and hereinafter shall be referred to as “Guarantor”.

iv. Project

: Shall be carried out by “Borrower” and its subsidiaries, and hereinafter shall be referred to as “Project” and shall include the acquisition of shares and/or businesses and/or debt restructuring and/or machine park innovation and/or product development and design and/or working capital, and developing business development projects relating to the “Project”, in the field of energy and energy extraction.

v. Debt	: Shall mean the required funding by “Borrower” for the “Project” and hereinafter shall be referred to as “Debt”.

vi. Guarantee	: means the guarantee provided by the Guarantor (an UNCONDITIONAL, Non-cash, Insurance, Guarantee, Collateral).

vii. Party (Parties)	: under this Agreement means “Lender”, “Borrower” and “Guarantor”; hereinafter shall be referred to as separately as a “Party”, and collectively as the “Parties”.

THE PARTIES IN THIS AGREEMENT, AGREE AS FOLLOWS:

1.	SUBJECT OF THE AGREEMENT

This Agreement is entered into to provide the amount of “Debt” by the “Lender” and “Guarantor” through various Financing Funds (the “Fund”) for the required finance of the “Project” to be carried out by “Borrower”, the repayment of the “Debt”, and determination of the duties and responsibilities of the Parties during usage of the “Debt” and until the “Debt” is repaid.

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In case there is no provision in this Agreement; all applicable special law provisions and relevant legislation provisions shall be binding on the Parties.

2.	DEBT AMOUNT and USAGE PROCEDURES

2.1. Required “Total Debt Amount” of “Project” to be carried out by “Borrower” shall be 420.000.000 (Four Hundred Twenty Million ) EURO.

2.2. “Debt” shall be transferred to domestic bank accounts of “Borrower” (and/or through Borrower to its wholly owned subsidiaries) through European banks via “Lender” and / or “Guarantor”. “Debt” to be used by “Lender” shall be supplied from the accepted instruments of international commercial and financial markets and obtained from sources of legal commercial activities.

2.3. Signing of this agreement between the Parties, and transfer time and rates of “Debt” to be carried out and the total amount as 420.000.000 (Four Hundred Twenty Million) EURO shall be paid to “Borrower’s” account submitted in agreement after the first demand of the “Borrower”.

2.4. “Debt” maturity is 120 (one hundred and twenty) months from first advance of the “Debt”.

2.5. “Borrower” accepts and undertakes to make all legal payments to be incurred or likely to be incurred with regard to this Agreement.

2.6. “Lender” or “Guarantor” will fulfill each of the acts that arose, arise or will arise from this Agreement required in performing this Agreement. “Borrower” now accepts this covenant.

2.7. “Borrower” shall authorize “Lender” and “Guarantor” to negotiate the terms regarding debt payment with BANK/ OFFICIAL INSTITUTIONS AND ORGANIZATIONS/ to negotiate regarding the “Debt” and Interest discount and undertaking mortgages after advancing the “Debt” payment. In case mortgage holder is a person and private company, this provision shall also be applicable.

2.8. In case that “Borrower” unilaterally renounces to draw on and use the “Debt” made available by “Lender” and “Guarantor”, then “Borrower” accepts and declares to pay all expenses of “Lender” and “Guarantor” including filing and survey fees in cash. Such losses and expenses will not be less than 100.000 (One Hundred Thousand) USD.

2.9. “Borrower” shall not assign and transfer their contractual rights and debts without previously written and clear confirmation from “Lender” or “Guarantor”. Contrary situation shall not ensure or bind “Lender” or “Guarantor”.

2.10. In cases that “Borrower” and “Lender” or “Guarantor” with consent of each other agree to defer debt repayment terms, “Lender” or “Guarantor” shall have the right to change profit share according to conditions of deferred time and current price profit share during that period. Parties accept and undertake that even if new payment plan to be created has a new project number, it doesn’t mean that the “Debt” is renewed, and all rights incurred or to be incurred from commitments and fulfilled legal actions are reserved.

2.12. “Borrower” accepts and undertakes to act on its own behalf and not to act vicariously.

3.	TERMINATION OF AGREEMENT

3.1. “Borrower” shall have the right to terminate this Agreement unilaterally and without showing cause, in the event that “Lender” does not transfer funds on time. However, in the event that fund transfer results from Borrower’s failure to perform its obligations under this Agreement, this provision shall not be applicable.

3.2. In the case of termination of this Agreement unilaterally and before its time by “Borrower” or by “Lender” with a valid reason; the amount of the “Debt” advanced by “Lender” shall be returned by

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“Borrower” to “Lender” within 3 (three) days without considering value of income and in form of capital balance after discounting the installments paid by “Borrower” in reference to Annex 3 until the termination date. In case of unjust termination of this Agreement by “Borrower” or rightful termination by “Lender”, the security deposit (amount equal to 5 % of requested debt amount) shall not be returned to “Borrower”. In this way Parties shall be considered to release each other.

4- NOTIFICATIONS

4.1. “Borrower” shall notify the “Parties” in case of legal actions and activities occurred/to be occurred in planned workflow and cash flow that can cause material changes to results on cash flow and decision making.

4.2. Addresses of the Parties stated in article 1 are their written notification addresses and notifications shall be sent to these addresses. Parties agree to notify each other about changes to notification addresses at least 1 (one) week in advance of any change.

5- NO CONFIDENTIALITY COMMITMENT

5.1. On condition to use in both relationships with its bank and banking transactions to be made for consideration of the “Project” and the income to be achieved with this Agreement, “Borrower” now accepts that there is no confidentiality obligation on “Lender’s” side and any such condition is released.

5.2. Assignment: “Lender” is provided with the right to assign “Borrower’s” assets to third parties with written commitment according to payment schedule shown in Annex 4 in case of determination of the insolvency or bankruptcy of “Borrower” and where it is determined to be impossible to complete the “Project” on time.

·6- INFORMING AJ\ID REPORTING

6.1. In accordance with this Agreement “Lender” may request information about “Borrower” and “Project”, and such records belong to this Agreement and to “Guarantor”. “Borrower” is obliged to provide “Lender” all required information as soon as possible when it receives a request. In the event that “Lender” finds the information provided is insufficient, it may obtain commercial files about “Borrower” including tax records and also examine workplaces of “Borrower” at any time. In such a case, “Borrower” shall give necessary permissions to “Lender”. In case of rightful reasons, “Borrower” may be controlled by independent organizations to be mutually agreed and in such a case control expenses shall be paid by “Borrower”.

6.2. At request of “Lender”, “Borrower” shall make annual and quarterly reports including working condition, planned measures for the future and appearance of works, etc.

7- CONTRACTUAL PENALTIES

“Lender” may take legal action in respect to “Debt” amounts whose repayment is a problem. In such condition “Borrower” shall not raise any objection. In case a waiver is provided to postpone the performance by “Borrower” of any acts required to be undertaken with consent of “Lender” or in the case of unjust or early termination of this Agreement, Parties irrevocably accept, declare and undertake that the “Borrower” will pay to the “Lender” the sum of 300.000 (Three Hundred Thousand) Euro in damages without the need to provide any warning and notice. “Borrower” irrevocably accepts, declares and undertakes to abide by the terms of this penal clause.

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8- AMENDMENTS TO AGREEMENT AND LEGAL VALIDITIY

8.1. All amendments of this Agreement to be made have to be in written form.

8.2. In case of any paragraph (article/sentence) of this Agreement being deemed invalid or unenforceable, the rest of the Agreement shall not be affected.

8.3. If any force majeure event makes one or more provisions of this Agreement ineffective or unexecutable, the rest of the provisions of this Agreement shall survive unaffected.

9- SECURITY DEPOSIT ·

“Borrower” (VISTON UNITED SWISS AG) irrevocably accepts, declares and undertakes to deposit directly into account of “Guarantor”, to be vested with the amount equal to 1% of the “Debt” as a part of financing insurance to be obtained and as a security deposit. The deposit shall be made into the account of “Guarantor” specified by agreement or in a single sum as a security deposit for repayment of the total amount of the “Debt” with the payment to be made 1 (one) day after signing of such agreement.

10- INTEREST AND EXPENSE COMMITMENT FOR REPAYMENT

10.1 Interest is payable on the respective outstanding “debt” at the rate of 1.9% per annum based on a 365-day year. Interest and principal payments shall be made quarterly in arrears, with the first interest payment commencing three months and the first principal payment commencing on the second anniversary of the first advance on the “debt”.

10.2 The first eight (8) payments are equal-interest-only payments, followed by another twenty-eight (28) payments consisting of equal-principal payments and decreasing interest payments

10.3 Repayments shall be paid IN CASH on payment days stated in the Payment Schedule arranged by “Borrower” in compliance with the repayment program set out in the table shown in Annex 3. “Borrower” declares and undertakes to accept interest and insurance expenses in respect of the payments stated above.

11- DEFAULT

11.1 In the event that the “Debt” repayment date agreed between Parties is missed and the “Debt” is not paid partially or completely on any due date, the default shall be deemed to have occurred without the need of any warning or notice. In compliance with this Agreement, in the matter of neglecting other commitments or losses and damages liable to indemnification or performance; “Borrower” accepts and undertakes to pay default interest on its obligations to “Lender” or “Guarantor” on the basis of one year calculated on the basis of a 360 (three hundred and sixty) days and for determining the interest rate of this Agreement until such time as the default has been cured or the “Debt” is repaid, and without need to provide any other warning or notice.

11.2 Furthermore “Borrower” shall be obliged to pay to “Lender” or “Guarantor” all expenses of telephone, telex, fax and any kind of communication and transportation, to collect costs of attorney and case, notary, fee, tax, dues, valuable paper and post, leasing that “lender” and “Guarantor” made by the reason of drawing protestation of failure to pay. The right to claim for losses of “Lender” or “Guarantor” shall have been reserved by “Borrower”. “Borrower” accepts and undertakes to make all payments stated in the payment schedule in cash and fully in case that “Lender” or “Guarantor” determines, and to pay default interest as of the default date and under this Agreement by the reason of default.

11.3. In the event that the payment of “Debt” becomes due and payable, “Lender” or “Guarantor” may inform “Borrower” that all “Debt” accelerates and becomes due and payable and needs to be paid, by

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using registered and reply paid letter, telegraph or secured electronic signature of electronic post system through the Notary.

11.4. “Borrower” accepts and declares to pay all “Debt” that became due and payable upon receiving the default letter with its share of lost profit damages and reimbursement of expenses in the time stated in the notification and otherwise overdue and address the consequences of such default.

11.5. In case of default, “Lender” may take action against “Borrower” by the way of levy or bankruptcy; request, precautionary assessment or interim injunction.

11.6. Within applicable law and without repetition; “Lender” shall have right to commence execution proceedings to the detriment of “Borrower” based upon precautionary assessment, general tax lien and commercial bills in relation to agreement, check/bill, invoice, etc., and by this means shall have right to collect.

11.7. If the “Borrower” fails to meet the payment obligations hereunder it shall pay to the “Lender” a late payment fee of 40 (forty)% per annum on the amounts in arrears (the “Late Payment Fee”), accruing on a daily basis from the date of default and payable on the next interest payment date unless a prepayment is made. The “Late Payment Fee” shall be calculated on the “Debt” amount past due on a 360-day basis for the actual number of days elapsed.

11.8 The “Debt” may be totally or partially prepaid provided that the “Lender” is given irrevocable written notice forty-five (45) days in advance. Such prepayment shall be made on an interest payment date or on any other date acceptable to the “Lender” and shall be subject to a surcharge equal to 2 (two)% of the prepaid amount prorated on the basis of the number of months remaining to the Loan Maturity Date (the “Prepayment Fee”). All prepayments shall be applied towards the outstanding “Debt” principal installments in reverse order of their maturity dates.

12- ACCELERATION AGREEMENT

In case of the occurrence of any acceleration condition, “Borrower” accepts and undertakes that on condition that an infraction of this Agreement by “Borrower” has occurred, “Lender” or “Guarantor” have the authorization to terminate the Agreement and collect all debts owed.

13- FAX, E-MAIL, REGISTERED ELECTRONIC MAIL AND MISCELLANEOUS COMMUNICATION TOOLS AGREEMENT

13.1. “Borrower” may transmit the demands, instructions and documents via fax number, e-mail address, registered electronic mail system address or GSM number stated at the end of Agreement. However, “Lender” or “Guarantor” shall be totally free to accept transmitted demands, instruction and documents or not.

13.2. “Borrower” accepts and undertakes that posts will be signed by its authorities and sent via fax number stated at the end of this Agreement and also posts sent via e-mail address, registered electronic mail system address or GSM number emanated by “Borrower”; and “Lender” or “Guarantor” have no obligation to determine the truth or accuracy of such instructions of “Borrower”, and are entitled to fulfill relevant instructions without confirmation, and all legal and financial results of such instruction are binding on the “Borrower”.

13.3. “Borrower” accepts and undertakes that “Lender” or “Guarantor” may request submission of original instructions and may not fulfill demands and instructions received in abovementioned ways, in the event such original instructions are not provided, and “Lender” or “Guarantor” shall not be responsible if such original instructions are not delivered when requested.

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13.4. “Borrower” accepts and undertakes to fulfill the following matters while making use of communication tools provided by “Lender” or “Guarantor”:

13.4.1. “Borrower” shall send messages to “Lender” or “Guarantor” only via fax number, e-mail address, registered electronic mail system or GSM number stated in this Agreement. In case of change of such fax, GSM numbers or e-mail and electronic mail system address, “Borrower” shall immediately inform “Lender” or “Guarantor” about this change.

13.4.2. “Borrower” shall be obliged to provide that messages to be sent are signed / sent only by authorized signatories, sent as true, complete and accurate and necessary measures are made about miscellaneous matters.

13.4.3. “Borrower” accepts and undertakes to take all measures as a prudent trafficker to prevent the use of e-mail or KEPS address or GSM number by a third persons or unauthorized people, otherwise all responsibility belongs to oneself.

13.4.4. “Borrower” shall get original and signed copies of instructions to “Lender” or “Guarantor” within 1 day as of sending date. By the reason of unsent original and signed copies, if a consequence arose against “Borrower” for this reason, the Parties accept that Bank, “Lender” or “Guarantor” do not have any responsibility. In case there is a difference between original message and received message of “Lender” or “Guarantor”, the instruction received by “Lender” or “Guarantor” shall be treated as the correct version.

13.4.5. “Borrower” shall be obliged to report instructions clearly and intelligibly. “Borrower” shall be responsible for consequences of unclear instructions. All necessary explanations of continuous process shall be stated in instructions.

13.4.6. Records of “Lender” or “Guarantor” shall be the basis of determining the time of transmission of messages sent to “Lender” or “Guarantor”.

13.5. Computer received form of documents produced by fax machine of “Lender” or “Guarantor” and messages sent via e-mail, GSM shall have the characteristics of final evidence in relationships between “Lender” or “Guarantor” and “Borrower” without seeking supporting documentation.

13.6. Parties have accepted that “Lender” or “Guarantor” shall not assume responsibility because of failure in communication tools and lines, security and miscellaneous reasons and also accepted that “Lender” or “Guarantor” shall be only responsible for fault of their own employees in relation to fax and miscellaneous communication tools.

14- SUE AND LEVY CHARGES, ATTORNEY COST AND PRISON FEE

14.1. “Borrower” accepts and undertakes to pay Counsel’s Fee and all kind of fee, tax, due, fund and expense including application fee, collecting fee, prison fee, waiver fee that need to be paid by “Lender” or “Guarantor” out of the funded amounts, in cases of making a legal application such as suing or making execution proceedings, precautionary assessment/interim injunction, etc., because of commitments hereunder.

14.2. Commissions need to be paid with stamp tax and miscellaneous tax; fee and dues belong to guarantee letter and miscellaneous documents to be taken for precautionary assessment, interim injunction decision and miscellaneous processes to be taken by “Lender” or “Guarantor” against “Borrower” shall appertain to “Borrower” and; “Lender” or “Guarantor” shall record payments to be made as part of the “Debt” to the account of “Borrower”.

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15- EVIDENTIAL AGGREMENT

The Parties accept and undertake that books duly kept by “Borrower” with all books and records of “Lender” or “Guarantor” may or may not be supporting document and all computer records including received from Bank computer sent via fax number, e-mail address, address and GSM number of “Borrower” stated at the end of this Agreement, sound and video recorded by “Lender” or “Guarantor”; and records, documents, microfilm, microfiche, etc., shall belong to “lender” or “Guarantor”.

16- ADDRESS AGREEMENT

“Borrower” accepts that written address or last registered address in the Commercial Register shall be the legal residence and notifications are to be sent to these addresses and shall be regarded as received unless notifying of address changes through notary.

Changes of Contact Information; “Borrower” accepts, declares and undertakes to immediately notify “Lender” or “Guarantor” about any changes of address, e-mail, registered electronic mail system address, fax number or GSM number stated at the end of this Agreement in writing; and “Borrower” accepts, declares and undertakes that all responsibility belongs to itself in case of failing to inform, and “Lender” or “Guarantor” shall not be responsible for damages that may arise from such changes.

“Borrower” accepts, declares and undertakes to immediately notify “Lender” or “Guarantor” about changes of authorized signature duly registered by Commercial Register through notary or in writing; and “Borrower” accepts, declares and undertakes that all responsibility belongs to itself in case of failing to inform, and “Lender” or “Guarantor” shall not be responsible for damages that arise from such changes.

17- AUTHORIZED COURTS AND COURT BAILIFFS

European Union legislations shall govern this Agreement (and any kind of controversy, divergence, prosecution or indemnity claim or suit that results from or related to this Agreement or its formation regardless of its qualification). European Union Courts and Court Bailiffs shall have exclusive authority to judge and to conduct all suits, civil lawsuits or prosecution and proceedings, to hold a hearing and deliver a judgment and/or to solve disputes. The language of this Agreement is English only.

ANNEXES:

1- Passport and Identity Hard Copies of “Borrower” Company Representative

2- legal Documents of “Borrower” Company

3- Debt Repayment Schedule

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This Agreement consists of 9 (nine) pages and 3 (three) ANNEXES, done and signed as by the Parties with 2 (two) original hard copies in Istanbul on the date of 22th October 2021.

Borrower	Guarantor	Lender
Date/ Stamp/ Signature	Date/ Stamp/ Signature	Date/ Stamp/ Signature

/s/ “Zbigniew Roch”	/s/ “Zbigniew Roch”	/s/ “Gürkan Vural”

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ANNEX-3

DEBT PAYMENT SCHEDULE

CAPITAL	420.000.000	€
PER-ANNUM RATE	1,9
INSTALLMENT NUMBER	36

	TOTAL PAYMENT		PRINCIPAL	INTEREST	OPENING BALANCE	UNPAID BALANCE
1	1.995.000,00	€		1.995.000,00	€420.000.000,00	€420.000.000,00	€
2	1.995.000,00	€		1.995.000,00	€420.000.000,00	€420.000.000,00	€
3	1.995.000,00	€		1.995.000,00	€420.000.000,00	€420.000.000,00	€
4	1.995.000,00	€		1.995.000,00	€420.000.000,00	€420.000.000,00	€
5	1.995.000,00	€		1.995.000,00	€420.000.000,00	€420.000.000,00	€
6	1.995.000,00	€		1.995.000,00	€420.000.000,00	€420.000.000,00	€
7	1.995.000,00	€		1.995.000,00	€420.000.000,00	€420.000.000,00	€
8	1.995.000,00	€		1.995.000,00	€420.000.000,00	€420.000.000,00	€
9	16.995.000,00		€15.000.000,00	€1.995.000,00	€420.000.000,00	€405.000.000,00	€
10	16.923.750,00		€15.000.000,00	€1.923.750,00	€405.000.000,00	€390.000.000,00	€
11	16.852.500,00		€15.000.000,00	€1.852.500,00	€390.000.000,00	€375.000.000,00	€
12	16.781.250,00		€15.000.000,00	€1.781.250,00	€375.000.000,00	€360.000.000,00	€
13	16.710.000,00		€15.000.000,00	€1.710.000,00	€360.000.000,00	€345.000.000,00	€
14	16.638.750,00		€15.000.000,00	€1.638.750,00	€345.000.000,00	€330.000.000,00	€
15	16.567.500,00		€15.000.000,00	€1.567.500,00	€330.000.000,00	€315.000.000,00	€
16	16.496.250,00		€15.000.000,00	€1.496.250,00	€315.000.000,00	€300.000.000,00	€
17	16.425.000,00		€15.000.000,00	€1.425.000,00	€300.000.000,00	€285.000.000,00	€
18	16.353.750,00		€15.000.000,00	€1.353.750,00	€285.000.000,00	€270.000.000,00	€
19	16.282.500,00		€15.000.000,00	€1.282.500,00	€270.000.000,00	€255.000.000,00	€
20	16.211.250,00		€15.000.000,00	€1.211.250,00	€255.000.000,00	€240.000.000,00	€
21	16.140.000,00		€15.000.000,00	€1.140.000,00	€240.000.000,00	€225.000.000,00	€
22	16.068.750,00		€15.000.000,00	€1.068.750,00	€225.000.000,00	€210.000.000,00	€
23	15.997.500,00		€15.000.000,00	€997.500,00	€210.000.000,00	€195.000.000,00	€
24	15.926.250,00		€15.000.000,00	€926.250,00	€195.000.000,00	€180.000.000,00	€
25	15.855.000,00		€15.000.000,00	€855.000,00	€180.000.000,00	€165.000.000,00	€
26	15.783.750,00		€15.000.000,00	€783.750,00	€165.000.000,00	€150.000.000,00	€

ANNEX-3

DEBT PAYMENT SCHEDULE

27	15.712.500,00	€15.000.000,00	€712.500,00		€150.000.000,00	€135.000.000,00	€
28	15.641.250,00	€15.000.000,00	€641.250,00		€135.000.000,00	€120.000.000,00	€
29	15.570.000,00	€15.000.000,00	€570.000,00		€120.000.000,00	€105.000.000,00	€
30	15.498.750,00	€15.000.000,00	€498.750,00		€105.000.000,00	€90.000.000,00	€
31	15.427.500,00	€15.000.000,00	€427.500,00		€90.000.000,00	€75.000.000,00	€
32	15.356.250,00	€15.000.000,00	€356.250,00		€75.000.000,00	€60.000.000,00	€
33	15.285.000,00	€15.000.000,00	€285.000,00		€60.000.000,00	€45.000.000,00	€
34	15.213.750,00	€15.000.000,00	€213.750,00		€45.000.000,00	€30.000.000,00	€
35	15.142.500,00	€15.000.000,00	€142.500,00		€30.000.000,00	€15.000.000,00	€
36	15.071.250,00	€15.000.000,00	€71.250,00		€15.000.000,00	€0,00	€
	464.887.500,00	€420.000.000,00	€44.887.500,00	€